EXHIBIT 10.1
2017 Short-Term Incentive Plan Canada/International

Purpose
As a means of rewarding employees for their contribution toward the success of the Company, a 2017 Short‑Term Incentive Plan (STIP) has been implemented. The STIP is designed to link a portion of employees’ total compensation to the attainment of specific, measurable, and bottom-line oriented key company performance indicators.

Eligibility
The Plan applies to non-unionized, regular, salaried employees working in Canada and in other countries, except the United States. Eligibility for or receipt of incentive pay should not be considered as automatic, retroactive or precedent-based.

Performance Period	The STIP relates to the achievement of performance goals over the period from January 1, 2017 to December 31, 2017.
Plan Design
The STIP is designed to reflect the different employee accountabilities and diversity of positions. In order to tie incentive payouts to employee performance and the achievement of key performance indicators, the STIP’s design is adapted to all groups of employees: Operations, Sales and Corporate.

The amount of award that participants are eligible to receive is expressed as a certain percentage of employees’ base salary as determined by their grade level. Base salary is the rate in effect at December 31, 2017. The Company determines the threshold, target and maximum incentive payouts to participants, which payout levels vary per grade level. Immediate managers are responsible to inform their employees of their respective threshold, target and maximum incentive award payouts.

Discretionary Plan and Plan Administration	} Incentive payouts are within the complete and sole discretion of the Company.

}  The Company will approve actual achievement of performance metrics and individual awards based on actual achievement before awards are granted and paid, subject to the overall maximum incentive payout described below under “Maximum and Minimum Payout”.

}  The Company has the right to adjust any or all awards; this includes the right to eliminate any or all awards for any year despite achievement of performance metrics, even if such decision is made after the end of the performance period.

} The Company may modify, suspend, amend or terminate the STIP at any time.
} Any payment made under this plan is subject to the Company's recoupment policy.

}  With respect to any employee, the Company reserves the right to reduce or even cancel incentive awards in the event an employee has demonstrated an inadequate level of performance, whether or not the applicable performance metrics have been met.

}  Adjustments may be made to the financial metrics for closure costs, impairment charges and other related charges, severance costs, net loss or gain on the disposition of assets, strategic capital expenditures and similar items.

}  Adjustments may be made to the cost metrics for specific reasons such as market downtime, major variation in grade mix, major changes in input price, restructuring or reorganization costs, and similar items.

} Any adjustment to the performance metrics has to be formally approved before implementation.
} Awards under the STIP are to be paid in a lump sum no later than March 15, 2018.

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     1

2017 Short-Term Incentive Plan Canada/International

Performance Metrics & Weighting	Performance Metrics[1]
		Criteria	Threshold	Target	Exceeding Target
		Income from operations – Resolute	$170M (80% of budget)	$212M (budget)	$255M (120% of budget)
		Manufacturing costs – division[2]	2% > budget	budget	2% < budget
		SG&A costs[3]	$155.8M (3.5% > budget)	$150.5M (budget)	$145.2M (3.5% < budget)
		Pulp and paper sales – Profit per metric ton[4]	80% of budget	budget	120% of budget
	Pulp and paper sales – Improvement of account receivable collection time	Improvement of payment terms	0.8%	1.3%	1.8%
		Improvement of DSO[5]	0.8%	1.3%	1.8%
		Safety – OSHA rate[6]	1.00	0.90	≤ 0.70
		Safety – Severity rate[7]	27	24	≤ 20
		Number of Class 1 & 2 environmental incidents[8]	No payout if more than 38 incidents	≤ 38	25
1 Expressed in U.S. dollars.
2 For the Hydro-Saguenay division, threshold is set at budget, target is set at 2% below budget and maximum payout is set at 5% below budget.
3 Excluding incentive and equity compensation costs.
4 Performance metrics differ for the Wood Products sales force.
5 Improvement of the days sales outstanding.
6 The frequency of safety incidents is the OSHA incident rate measured by the number of recordable incidents, multiplied by 200,000 and divided by the total number of hours worked. The calculation methodology for the mills/divisions varies from the calculation methodology for corporate.
7 The severity of safety incidents is measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked.
8 Performance is based on the results of the Company, provided that i) pulp and paper mill employees will not be entitled to a payout for the environmental metric if the number of Class 1 & 2 incidents recorded at their respective mill is 4 or greater and ii) employees of other facilities and divisions will not be entitled to a payout for the environmental metric if the number of Class 1 & 2 incidents recorded at their respective facility or division is 2 or greater.

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     2

2017 Short-Term Incentive Plan Canada/International

Weighting
Weighting	Pulp and Paper mills	Wood Products divisions	Sales[1]	Corporate
Income from operations (RFP)	35%	35%	55%	55%
Manufacturing costs (mill/division)	40%	40%
SG&A costs (RFP)			3%	20%
Profit per metric ton			9%
Monthly days sales outstanding – terms			4%
Monthly days sales outstanding – days			4%
Safety – OSHA (mill/division) (RFP)	15% (mill)	15% (division)	15% (RFP)	15% (RFP)
Safety – Severity (mill/division) (RFP)	5% (mill)	5% (division)	5% (RFP)	5% (RFP)
Environmental incidents (RFP)[2]	5%	5%	5%	5%
1 Weighting and performance metrics differ for the Wood Products sales force.    2 See note 8 of the previous table.

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     3

2017 Short-Term Incentive Plan Canada/International

Performance Factor
For employees in Grades 25 and higher, awards are determined in accordance with the performance metrics set out in the plan and subjected to a discretionary adjustment factor of up to plus or minus 15%, as follows:

•    Amount of the bonus determined in accordance with performance metrics, adjusted upward or downward by a percentage of up to 15%
o For example, the impact of a 7% upward adjustment would be as follows:
$5,000 × 107% = $5,350
o    For example, the impact of a 5% downward adjustment would be as follows:
$5,000 × 95% = $4,750

This discretionary factor serves to enhance the bonus to reward employees for higher effectiveness in their role or a more significant contribution owing to remarkable initiatives. It also gives managers with the leeway to decrease bonuses due to lower performance or failure by an employee or group of employees to meet their annual goals.

As discussed under “Discretionary Plan and Plan Administration,” the Company reserves the right for all employees to reduce bonuses by a percentage greater than 15% or even to cancel the incentive bonus where the employee’s performance is inadequate, whether or not the applicable performance metrics have been met.

Applying the performance factor cannot result in increasing the total amount of awards payable under the plan, such amount being determined based on performance metrics and subject to the maximum available envelope as set out in the following paragraph.

Maximum and Minimum Payout
The overall maximum incentive payout under the STIP cannot exceed 7% of the free cash flow (FCF) generated by the Company in 2017 (maximum available envelope). If the total amount determined based on actual achievement of performance metrics exceeds the maximum available envelope, all incentive awards are reduced on a prorata basis. If the total payout determined based on actual achievement of performance metrics is lower than the maximum available envelope, the excess envelope is not distributed to participants.
There is no minimum payout under the STIP.

Cash Flow Measure	For purpose of the STIP, free cash flow is defined as net cash provided by operating activities, less maintenance, safety and environmental capital expenditures, adjusted for:
} Cash reorganization and restructuring costs
} Optional pension contributions towards past service
} Other special items
Vacation	Any payment made pursuant to the STIP is deemed to include any and all vacation pay that may be owed pursuant to applicable minimum employment standards.

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     4

2017 Short-Term Incentive Plan Canada/International

Administrative Guidelines
New Hires

Employees hired into a regular position on or before September 30, 2017 are eligible to participate in the STIP on a prorated basis, effective upon their date of hire. Employees hired into a regular position on or after October 1, 2017 are not eligible for participation in the STIP.

Promotion or Status Changes

}      If an employee is promoted or demoted to a position covered by a different incentive payout level, any incentive payout calculation will be prorated for time spent in respective positions. In either case, the base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2017.

}      If an employee is transferred internally, any incentive payout calculation will be prorated for time spent in respective locations or groups. The base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2017.

}      If an employee’s status changes from temporary salaried, unionized salaried or hourly to regular non-unionized salaried (and vice versa) during the performance period, the employee will be eligible to participate for time spent as a regular non-unionized salaried employee, and any incentive payout calculation will be prorated for time spent as a regular non-unionized salaried employee. The base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2017.

Termination

}      An employee who retires or who dies during the performance period will be entitled to receive a prorated incentive payout, based on actual achievement for time as an active eligible employee, if and when the Board approves the incentive payouts and does not otherwise cancel payment. For the purpose of this plan, employees are deemed to retire if they are age 57 or above on their last day of active work and have completed at least 2 years of continuous service. Nevertheless, employees who hand in their resignation to start new employment within 3 months of their last day of work are considered to have resigned and not deemed to retire. Notwithstanding the above, the Company reserves the right, at its discretion, to make the final decision on award eligibility.

}      Employees who are involuntarily terminated and whose last day of active work is on or before June 30, 2017 will not be entitled to receive an incentive payout, unless they are deemed to retire pursuant to the previous paragraph.

}      An employee who is involuntarily terminated and whose last day of active work is on or after July 1, 2017 will be entitled to receive a prorata amount of an incentive payout, based on actual achievement for time as an active eligible employee, if and when the Board approves the incentive payouts and does not otherwise cancel payment.

} Employees who hand in their resignation before payment is made will not be eligible to receive an award.

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     5

2017 Short-Term Incentive Plan Canada/International

Administrative Guidelines
}      Notwithstanding anything to the contrary, employees who are terminated for cause, as determined at the discretion of the Company or their specific employer, whether during the performance period or after the performance period and before actual payouts, will not receive an award.

Leaves
} Maternity/parental/adoption leave: The length of the leave is not included in the calculation of any incentive payout.
} Leave without pay: The length of the leave is not included in the calculation of any incentive payout.
} Short-term absence due to illness: The length of the absence is included in the calculation of the incentive payout if it is a bona fide absence pursuant to the disability medical leave procedure.
} Long-term absence due to illness (time on long-term disability): The length of the absence is not included in the calculation of the incentive payout.

Approved by:

Richard Garneau
President and Chief Executive Officer

This plan text replaces and supersedes any and all prior versions and summary fact sheet. It is gender neutral and the masculine form is used only to facilitate its reading.
March 2017                                                     6